ADVISOR MANAGED PORTFOLIOS
SECOND AMENDMENT TO THE OPERATING EXPENSES LIMITATION AGREEMENT

THIS SECOND AMENDMENT is made as of the 24th day of July 2024 to the Operating Expenses Limitation Agreement dated December 13, 2023 between Advisor Managed Portfolios and Ramirez Asset Management, Inc. (the "Agreement").

WHEREAS, the parties desire to revise Schedule A to the Agreement;

NOW, THEREFORE, the parties agree to amend the Agreement by deleting the existing Schedule A in its entirety and replacing it with the following:

Schedule A

Fund/ Class	Annual Limit	Effective Date
Ramirez Core Bond Fund
Retail Class Institutional Class	0.75% 0.50%	December 13, 2023 December 13, 2023
Ramirez Government Money Market Fund
Retail Class Institutional Class	0.42% 0.17%	July 24, 2024 July 24, 2024

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by their duly authorized officers as of the date set forth above.

ADVISOR MANAGED PORTFOLIOS	RAMIREZ ASSET MANAGEMENT INC.
BY: /s/ Russell Simon	BY: /s/ Samuel A. Ramirez Jr.
NAME: Russell Simon	NAME: Samuel A. Ramirez Jr.
TITLE: President	TITLE: President & CEO

1